Exhibit 4.19

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY
MEANS OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”) BECAUSE
THE IDENTIFIED CONFIDENTIAL INFORMATION IS NOT MATERIAL AND IS THE
TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LIMITED LIABILITY COMPANY AGREEMENT

OF

RADIOPHARM VENTURES, LLC

a Delaware limited liability company

dated as of September 9, 2022

LIMITED LIABILITY COMPANY AGREEMENT

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LIMITED LIABILITY COMPANY AGREEMENT

8. Board of Directors		12

8.01.	Management by Board of Directors	12
8.02.	Number and Term	12
8.03.	Nomination of Directors	12
8.04.	Observer Rights	13
8.05.	Removal	13
8.06.	Resignation	13
8.07.	Vacancies	13
8.08.	Voting Agreement	14
8.09.	Compensation	14
8.10.	Quorum and Voting	14
8.11.	Meetings	14
8.12.	Notices; Waiver	14
8.13.	Action by Written Consent	15
8.14.	Chair	15
8.15.	Committees	15
8.16.	Officers	15

9. Taxes		16

9.01.	Partnership Representative	16
9.02.	Methods of Accounting and Elections	16
9.03.	Taxes of Taxing Jurisdictions	16

10. Property, Accounts and Records		16

10.01.	Property	16
10.02.	Bank Accounts	16
10.03.	Records, Audits and Reports to be Maintained	16
10.04.	Access to Records	17
10.05.	Records of Membership Interest.	17
10.06.	Reports to Members	17

11. Transfer of Membership Interests		17

11.01.	General Restrictions	17
11.02.	Encumbrances	18
11.03.	Notice of Transfer Event	18
11.04.	Right of First Refusal	18
11.05.	Fair Market Value	19
11.06.	Governing Rights Suspended	19
11.07.	Closing	19
11.08.	Assignment	20
11.09.	Registration of Transfers	20
11.10.	Consent to Certain Company Actions 20

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LIMITED LIABILITY COMPANY AGREEMENT

12. Drag-Along and Tag-Along Rights		20

12.01.	Actions to be Taken	20
12.02.	Exceptions	21
12.03.	Securities Compliance	22
12.04.	Tag Along Rights	22

13. Termination, Liquidation and Winding Up		23

13.01.	Termination and Winding Up of the Company	23
13.02.	Method of Distribution Upon Winding Up	24
13.03.	Orderly Liquidation	24

14. Governing Law, Jurisdiction, and Remedies		24

14.01.	Governing Law	24
14.02.	Application of the LLC Act.	25
14.03.	Injunctive Relief	25

15. Notices		25

15.01.	Valid Notice	25
15.02.	Company’s Address for Notice	25
15.03.	Members’ Addresses for Notice	26

16. General Provisions		26

16.01.	Rules of Construction & Interpretation	26
16.02.	Entire Agreement	26
16.03.	Heirs, Successors and Assigns	26
16.04.	Amendment; Waiver	27
16.05.	Creditors	27
16.06.	Invalidity of Provision	27
16.07.	Confidentiality	27
16.08.	Texas State Agency	28
16.09.	Counterparts	28

Signatures of the Company and the Members		29

INDEX OF SCHEDULES

Schedule A Definitions	A-1

Schedule B Members and Membership Interests effective as of September 9, 2022	B-1

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LIMITED LIABILITY COMPANY AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT OF

RADIOPHARM VENTURES, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreemenf’) of RADIOPHARM VENTURES, LLC, a Delaware limited liability company (the “Company’’) is made as of September 9, 2022 (the “Effective Date”) by and among the Company and the Members.

RECITALS

A.	The Company has been formed as a limited liability company under the Laws of the State of Delaware by the filing of the Certificate with the Secretary of State of Delaware pursuant to the LLC Act.

B.	Pursuant to the Technology Commercialization Agreement, dated as of September 9, 2022 (the “Technology Commercialization Agreemenf’), among The Board of Regents of The University of Texas System, MD Anderson, Radiopharm, and the Company, MD Anderson has agreed to license certain MD Anderson intellectual property to the Company to develop and commercialize.

C.	The Members desire to enter into this Agreement under the Laws of the State of Delaware, including the LLC Act, for the governance of the Company on the terms and subject to the conditions set forth in this Agreement.

D.	Capitalized terms used in this Agreement have the meanings given to those terms in Schedule A to this Agreement.

AGREEMENT

THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Members hereby agree as follows:

1.	Organization

1.01.	Formation

(a)	The Certificate was executed by the Sole Organizer of the Company on July 11, 2022 and has been filed and recorded with the Secretary of State of Delaware, as required by and in conformance with § 18-201 of the LLC Act.

(b)	The Members shall execute, and shall promptly file and record, or cause to be filed and recorded, and, if required by law, shall publish such other certificates or other instruments as may be necessary or desirable under the laws of any state or other jurisdiction in which the Company does business in connection with the formation of the Company, the commencement and carrying on of its business and the establishment and preservation of the limited liability of the Members.

1.02.	Name

The name of the Company is Radiopharm Ventures, LLC. All business of the Company shall be conducted under such name, and title to all property, real, personal or mixed, owned by or leased to the Company shall be held in such name.

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1.03.	Purposes

(a)	The primary business of the Company is to develop and commercialize diagnostic and therapeutic antibody-based products using intellectual property licensed from MD Anderson pursuant to the Technology Commercialization Agreement.

(b)	In connection with the primary business contemplated by Section 1.03(a), the purposes of the Company are:

(i)	To accomplish any lawful business whatsoever that shall at any time appear conducive to or expedient for the protection or benefit of the Company and its property;

(ii)	To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the LLC Act or under the laws of any jurisdiction in which the Company may conduct its business; and

(iii)	To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

1.04.	Registered Agent and Office

(a)	The registered agent and registered office of the Company is Legalinc Corporate Services Inc., 651 N. Broad St., Suite 206, Middletown, Delaware 19709, in New Castle County.

(b)	The Board or the Officers shall cause to be executed, filed and recorded such other certificates or other instruments as may be necessary or desirable under the laws of any state or other jurisdiction in which the Company does business, and shall designate such registered agents and registered offices for the conduct of the Company’s business in such states or jurisdictions as may be necessary, proper or desirable from time to time, in the discretion of the Board.

1.05.	Principal Place of Business

The principal place of business of the Company shall be at such place or places as the Board may determine from time to time.

2.	Membership Interests

2.01.	Classification

The membership interest in the Company is divided into One Thousand (1000) units (the “Units”), all of which shall be of a single class.

2.02.	Initial Members

(a)	Prior to the Effective Date, Radiopharm USA joined the Company as a Member by making the initial Capital Contribution and receiving the number of Units set forth opposite its name on Schedule B to this Agreement.

(b)	As of the Effective Date, MD Anderson has joined the Company as a Member by making the initial Capital Contribution and receiving the number of Units set forth opposite its name on Schedule B to this Agreement.

2.03.	Financial Rights

The Financial Rights of the Members consist of the right to receive allocations of Profit and Loss pursuant to Section 6 and the right to receive Distributions pursuant to Sections 7 and 13.02. Any allocations or Distributions to the Members must be divided equally among the Members, on the basis of the number of Units held by each Member.

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LIMITED LIABILITY COMPANY AGREEMENT

2.04.	Governance Rights

(a)	The Members are entitled to elect the Directors of the Company. Each Unit entitles the Member holding it to one vote in the election of Directors and on each other matter upon which Members are entitled to vote.

(b)	The Members agree that neither the Company nor the Directors nor any Officer is permitted to take any action with respect to the following matters without the prior approval of a majority of the MDA Voting Members:

(i)	Any amendment to this Agreement other than an amendment to Schedule B following compliance with the terms of this Agreement;

(ii)	The admission to the Company of new or substitute Members, except in connection with a Transfer subject to Section 11 or the grant or exercise of awards under a previously approved Equity Plan;

(iii)	The authorization or issuance of new or additional Units (including, without limitation, a public offering), other than in connection with the grant or exercise of awards under a previously approved Equity Plan;

(iv)	causing the Company to change the nature of, or to operate beyond the scope of, its primary business as set forth in Section 1.03(a); provided, however, that no action may be taken adversely affecting the ability of the MDA Member to evidence that the Company is able to accomplish its public purpose without the prior written consent of the MDA Member;

(v)	the acquisition of any equity interests, lines of business or material assets, including the acquisition of any material property, if the business or assets so acquired is materially different than the Company’s primary business as set forth in Section 1.03(a);

(vi)	entering into any joint venture or partnership or the formation by the Company of any Subsidiary in respect of which the Company contributes in excess of $1,000,000 in cash or property (based on the fair market value of the contributed property);

(vii)	permitting any Company Subsidiary to issue or sell any of its equity securities, other than issuances to the Company or other wholly owned Subsidiaries of the Company or in connection with the formation or consummation of any joint venture or partnership previously approved under this Section 2.04(b);

(viii)	entry by the Company or any Subsidiary into an agreement (or agreements) or consummation of any transaction (or series of related transactions) pursuant to which it will sell or otherwise transfer all or substantially all of its assets or equity interests, whether by sale or transfer of assets, sale of equity, merger, consolidation, recapitalization or a transaction of similar nature, to a party other than the Company (a “Sale of the Company”);

(ix)	adopting, authorizing or amending any stock or membership unit plan, stock or membership unit option plan or the like (an “Equity Plan”);

(x)	creating, incurring, assuming, guaranteeing or otherwise becoming directly or indirectly liable for debts, obligations and liabilities, in each case, in excess of $500,000;

(xi)	making any loan or advance to any Person;

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LIMITED LIABILITY COMPANY AGREEMENT

(xii)	commencing a voluntary bankruptcy, insolvency, dissolution or liquidation plan or Proceeding (or intentionally failing to contest any similar filing, plan or Proceeding filed by any other Person);

(xiii)	the institution or settlement with respect to any claim, counterclaim or Proceeding (pending or threatened) by or against the Company, where the maximum amount claimed by or against the Company exceeds $500,000, including confessing a judgment against it or accepting the settlement, compromise or payment of any claim asserted against the Company or any of its respective properties and assets;

(xiv)	entering into an agreement with any Person that restricts (or purports to restrict), or amend any such agreement so that it restricts (or purports to restrict), the ability of the MDA Member or any of its Affiliates (which shall, for the avoidance of doubt, excludes the Company) to conduct any line of business or compete with any Person in any geography;

(xv)	Entering into any agreement or transaction between the Company and Radiopharm (or its Affiliates), or between the Company and Radiopharm USA (or its Affiliates), other than (A) the commitment by Radiopharm and Radiopharm USA to provide up to $4 million in cash funding to the Company, pursuant to the Technology Commercialization Agreement or (B) supply by Radiopharm or Radiopharm USA of employees of or consultants to either of them to the Company, on a full-time or part-time basis, at a cost greater than the fully loaded cost of employment or engagement incurred by Radiopharm or Radiopharm USA (as applicable); or

(xvi)	Entering into any agreement or transaction between the Company and any other Member (or its Affiliates), other than the Technology Commercialization Agreement and the Sponsored Research Agreements between the Company and MD Anderson that are contemplated by it.

2.05.	Legends

(a)	Each Member agrees that any certificates representing Units shall bear the following legend on the reverse side of the certificate (as well as a reference to such legend in boldface type on the face of the certificate):

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF RADIOPHARM VENTURES, LLC (THE “COMPANY’’) DATED AS OF {{EFFECTIVE DATE}}, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT AS THEREIN PROVIDED. THE COMPANY WILL FURNISH A COPY OF THE AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE ON REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

(b)	Each Member agrees that any certificates representing Units shall bear the following legend on the reverse side of the certificate (as well as a reference to such legend in boldface type on the face of the certificate):

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT’), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED IN ACCORDANCE WITH THE SECURITIES ACT OR UNLESS IT IS OTHERWISE ESTABLISHED TO THE SATISFACTION OF THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE.

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LIMITED LIABILITY COMPANY AGREEMENT

3.	Members

3.01.	Admission of New Members

(a)	New Members may be admitted from time to time (i) in connection with an issuance of Units by the Company, subject to Section 2.04(b) or (ii) in connection with a Transfer of Units subject to Section 11; and in either case, upon compliance with the provisions of Section 3.01(b).

(b)	Subject to compliance with Section 3.01(a), in order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, the Person must execute and deliver to the Company a written agreement to be bound by this Agreement (which may be a counterpart signature page to this Agreement with respect to Members). Upon the amendment of Schedule B by the Directors and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, the Person will be admitted as a Member, listed as a Member on the books and records of the Company, and issued his, her or its Units. The Directors also must adjust the Capital Accounts of the Members as necessary in accordance with Section 5.02.

3.02.	Representations and Warranties

Each Member hereby represents and warrants to the Company and the other Members, effective as of the Effective Date (or as of the date on which the Person is admitted as a Member, if subsequent to the Effective Date) as follows:

(a)	Organization. If the Member is an Entity:

(i)	It is duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its organization and has full organizational power and authority to own its property and carry on its business as owned and carried on at the date of its representation; and

(ii)	It is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations under this Agreement.

(b)	Authority. The Member has the individual or organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due execution and delivery by the other Members, this Agreement constitutes the legal, valid and binding obligation the Member, enforceable against him, her or it in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

(c)	No Conflict. The execution, delivery and performance of this Agreement by the Member do not and will not (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Member, if Section 3.02(a) applies to the Member; (ii) conflict with or violate any law or order of any court or other governmental authority applicable to the Member or any of his, her or its respective assets, properties or business, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the Units or on any of the assets or properties of the Member pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Member is a party or by which any of such Units or any of such assets or properties is bound or affected.

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LIMITED LIABILITY COMPANY AGREEMENT

(d)	Investment Purpose. The Member is investing in the Company and acquiring its rights therein, including its Membership Interest, for its own account only and not for distribution thereof in any transaction which would be in violation of the securities laws of the United States of America or any state thereof or any foreign jurisdiction, without prejudice, however, to any right of the Member to Transfer all or a portion of such Membership Interest, in accordance with the provisions of this Agreement, pursuant to (i) an effective registration statement under the Securities Act, and all applicable state securities and blue sky laws or (ii) an available exemption from such registration under the Securities Act, or otherwise in compliance with the Securities Act and all applicable state securities and blue sky laws.

(e)	Brokers. The Member has not dealt with any broker or finder in connection with the formation of the Company or the transactions contemplated herein and agrees to indemnify and hold harmless the Company and each other Member from and against any actions, claims or demands for any commissions or fees arising from a breach of representation and warranty set forth in this Section 3.02(e).

3.03.	Members not Agents of Company

No Member, solely by virtue of its Membership Interest in the Company, is an agent of the Company. No Member has any authority to bind the Company by its acts unless the Members, acting pursuant to this Agreement, have granted the Member specific, written authority to act for the Company in a particular matter.

3.04.	Liability of Members

(a)	Unless otherwise provided by the LLC Act, no Member is liable under any judgment, decree, or order of a court, or in any other manner, for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any Member, agent or employee of the Company.

(b)	A Member who fully receives either a return in whole or in part on its Capital Contribution or a Distribution made by the Company when the property of the Company is not sufficient to pay all liabilities of the Company except liabilities to Members on account of their Capital Contributions, is liable to the Company to the extent now or hereafter provided by the LLC Act.

3.05.	No Withdrawal

A Member does not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the LLC Act; provided, however, that any Transfer as a result of such Bankruptcy shall be subject to the terms of this Agreement, including, without limitation, Section 11. So long as a Member continues to hold any Units, the Member has no ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company, and any withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company will be null and void. As soon as any Person who is a Member ceases to hold any Units, the Person no longer will be a Member.

3.06.	Further Assurances

Each Member is required to do and perform or cause to be done and performed any other acts or things and to execute and deliver any other agreements, certificates, instruments, or documents as any other Member reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated by it.

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LIMITED LIABILITY COMPANY AGREEMENT

4.	Meetings

4.01.	Annual & Special Meetings

(a)	Unless the Directors have been elected by written consent without a meeting in accordance with Sections 2.04 and 4.06 of this Agreement, a regular annual meeting of the Members, for the purpose of electing Directors, will be held at 10:00 a.m. on the second Wednesday of March of each year at the Company’s principal place of business. Upon the agreement of all Directors then in office, the annual meeting may be held on a date, at a time, or in a place (either within or without the State of Delaware) other than as specified in this Section 4.01(a), or for a purpose or purposes in addition to the election of Directors, in either case as set forth in a Notice to the Members in accordance with Section 4.02.

(b)	Special meetings of Members may be called for any purpose or purposes by a senior Officer appointed by the Board (the “Senior Officer”) or any two Directors upon providing to all Directors then in office one or more written demands for the meeting. Such demand or demands must describe the purpose or purposes for which the meeting is to be held.

4.02.	Notice of Meetings; Waiver of Notice

(a)	Notice of each meeting of Members, stating the place (either within or without the State of Delaware), date and time of the meeting, and describing the purpose or purposes for which the meeting is called, shall be given to each Member entitled to Notice of such meeting not less than 10 days nor more than two months before the date of the meeting. Notice given under this Section 4.02 may be given in any manner permitted by Section 15.01, and shall be effective as provided in the LLC Act.

(b)	Any Member may waive any Notice required to be given by the LLC Act or this Agreement before or after the date and time stated in the Notice. The waiver must be in writing, signed by the Member entitled to the Notice and delivered to the Company and filed in the Company’s minutes or records, except that a Member’s attendance at or participation in a meeting may constitute a waiver of Notice under the LLC Act. Neither the business to be transacted at, nor the purpose of, any meeting of the Members need be specified in any waiver of Notice.

4.03.	Quorum; Attendance; Proxies

(a)	At each meeting of Members, except where otherwise provided by law or this Agreement, the presence at the meeting, in person or by proxy, of Members holding 50% or more of the then outstanding Units entitled to vote at the meeting shall constitute a quorum. Where action is required to be taken by a single group of Members (including actions for which the MDA Voting Members are entitled to vote exclusively), then the presence at the meeting, in person or by proxy, of Members holding 50% or more of the then-outstanding Units held by all Members in the group shall constitute a quorum for the matter.

(b)	In the absence of a quorum, the Members so present (or any group of Members) may, by Majority vote, adjourn the meeting from time to time in the manner provided in Section 4.05 until a quorum shall attend.

(c)	Members may be present at any meeting of the Members by telephone or other electronic communication medium, provided that each Member can hear all other present Members. Any Member present in such a manner shall be deemed present for quorum purposes. Once a Member is represented for any purpose at a meeting, the Member is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting.

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LIMITED LIABILITY COMPANY AGREEMENT

(d)	A Member may appoint a proxy to vote at a meeting of Members or otherwise act for it by signing an appointment form, either personally or by his attorney-in-fact. An appointment of a proxy is effective when received by the Senior Officer or other Director, Officer, or agent authorized to tabulate votes. An appointment is valid for eleven (11) months, unless another period is expressly provided for in the appointment form. An appointment of a proxy is revocable by the Member, unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

4.04.	Voting

(a)	Subject to Section 8, the Directors shall be elected by a plurality of the votes cast by the Members at a meeting at which a quorum of Members is present.

(b)	Member action on any other matter is approved by the Members, or any group of Members, if the aggregate number of votes cast by Members in favor of the action exceed the aggregate number of votes cast by Members in opposition to such action. If two or more groups of Members are entitled to vote separately on a matter, action on the matter is approved only when approved by each group of Members.

4.05.	Adjournment

At the adjourned meeting, the Company may transact any business which might have been transacted at the time originally designated for the meeting if a quorum existed at the time originally designated for the meeting.

4.06.	Action by Written Consent

Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting, if a Majority of the Members entitled to vote on such action consent to the taking of such action without a meeting by signing one or more written consents describing the action taken and indicating each Member’s vote or abstention on the action. The affirmative vote of the aggregate number of Units which would be necessary to authorize or take action at a meeting of Members is the act of the Members without a meeting. The written consent or consents shall be included in the minutes or filed with the Company’s records reflecting the action taken. Action taken by written consent is effective when the last Member signs the consent, unless the consent specifies a different effective date.

5.	Capital Contributions

5.01.	Additional Capital Contributions

No Member shall be required to make any additional Capital Contributions to the Company. Any future Capital Contributions made by any Member shall only be made with the approval of the Board and in connection with an issuance of Units made in compliance with Section 2.

5.02.	Capital Accounts

A Capital Account shall be maintained for each Member on the books of the Company. The Capital Account for each Member shall be maintained in accordance with the following provisions:

(a)	To each Member’s Capital Account there shall be credited (i) the Member’s Capital Contributions; (ii) the Member’s distributive share of Profit; and (iii) any items of income or gain specially allocated to such Member pursuant to Sections 6.03 or 6.05 of this Agreement.

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LIMITED LIABILITY COMPANY AGREEMENT

(b)	To each Member’s Capital Account there shall be debited (i) the Member’s distributive share of Loss; (ii) any items of deduction or loss specially allocated to such Member pursuant to Sections 6.03 or 6.05 of this Agreement; and (iii) the amount of cash and the Gross Asset Value of any property other than cash distributed to such Member, net of liabilities assumed by such Member and liabilities, if any, to which such property is subject.

5.03.	Status of Capital Contributions

(a)	Except as otherwise provided in this Agreement, no Member is permitted to:

(i)	Receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member;

(ii)	Borrow, make an early withdrawal of or demand or receive a return of any Capital Contributions; or

(iii)	Have the right to receive property other than cash under circumstances requiring the return of Capital Contributions.

(b)	Except as otherwise provided herein and by applicable state law, the Members are liable only to make their Capital Contributions pursuant to this Agreement, and no Members may be required to lend any funds to the Company or, after a Member’s Capital Contributions have been paid pursuant to this Section 5, to make any additional Capital Contributions to the Company. No Member has any personal liability for the payment of any Capital Contribution of any other Member.

5.04.	Succession Upon Transfer

In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 6.04, shall receive allocations and Distributions pursuant to Sections 6, 7, and 11.01 in respect of such Units.

6.	Allocations

6.01.	Profits

Except as provided in Sections 6.03 and 6.05, Profits for any Fiscal Year or other period shall be allocated in the following order and priority:

(a)	To the extent Losses have been allocated pursuant to Section 6.02 for any prior year, Profits shall be allocated to the Members in the reverse order and priority of, and in proportion to the earlier allocation of, Losses allocated pursuant to such Section 6.02 to offset (on a cumulative basis) the Losses allocated pursuant to such Section for all prior periods.

(b)	All remaining Profits shall be allocated among the Members pro rata in accordance with their respective Financial Rights.

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LIMITED LIABILITY COMPANY AGREEMENT

6.02.	Losses

Except as provided in Section 6.05, Losses for any Fiscal Year shall be allocated in the following order and priority:

(a)	To the extent Profits have been allocated pursuant to Section 6.01(b) for any prior year, Losses shall be allocated to the Members:

(i)	first, in the reverse order and priority of, and in proportion to the earlier allocation of, Profits allocated pursuant to such Section to offset (on a cumulative basis) the Profits allocated pursuant to Section 6.01(b) for all prior periods; and

(ii)	all other Losses shall be allocated to the Members pro rata in accordance with their respective Financial Rights.

(b)	The Losses allocated pursuant to Section 6.02(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All Losses in excess of the limitation set forth in this Section 6.02(b) shall be allocated in accordance with applicable Regulations.

6.03.	Special Allocation

(a)	In the event any Member receives any adjustments, allocations or distributions described in Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.03(a) shall be made only if and to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6.03 have been tentatively made as if this Section 6.03 were not in the Agreement. This Section 6.03 is intended to comply with the “qualified income offset” provisions of Regulations§ 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(b)	In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 6.03(b) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6.03 have been tentatively made as if Section 6.03(a) and this Section 6.03(b) were not in the Agreement.

(c)	Notwithstanding any other provision of this Section 6, and subject to the exceptions in Regulations § 1.704-2, if there is a net decrease in Company Minimum Gain during any Fiscal Year, then each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s Unit of the net decrease in Company Minimum Gain (determined in accordance with Regulations § 1.704-2). This Section 6.03(c) is intended to comply with the “minimum gain chargeback” requirements of the Requirements of the regulations and shall be interpreted consistently therewith.

(d)	Notwithstanding any other provision of this Section 6 except Section 6.03(c), and subject to the exception in Regulations Section 1.704-2(i)(4) if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, then each member who has a Unit of such Member Minimum Gain (as determined in accordance with Regulations § 1.704-2) shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s Unit of the net decrease in such Member Minimum Gain (determined in accordance with Regulations§ 1.704-2). This Section 6.03(d) is intended to comply with the “minimum gain chargeback” requirements of the Regulations and shall be interpreted consistently therewith.

(e)	To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code § 734(b) or Code§ 743(b) is required, pursuant to Regulations§ 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

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LIMITED LIABILITY COMPANY AGREEMENT

(f)	Nonrecourse Deductions and Nonrecourse Liabilities for any Fiscal Year or other period shall be allocated in proportion to the Members’ respective Membership Interests. Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations § 1.704-2.

6.04.	Allocations in Respect of Transferred Units

In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of Section 11, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

6.05.	Curative Allocations

The allocations set forth in Section 6.03 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations§ 1.704-1(b) and§ 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Distributions. Accordingly, the Members hereby are authorized to make special allocations of items of income, gain, loss or deduction among the Members so as to prevent the Regulatory Allocations from distorting the manner in which Distributions are intended to be divided among the Members pursuant to Sections 7 and 11.01 of this Agreement. In general, the Members anticipate that this will be accomplished by specially allocating other items of income, gain, loss or deduction among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Person is zero. However, the Members shall have discretion to accomplish this result in any reasonable manner.

6.06.	Other Allocation Rules

(a)	For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code § 706 and the Regulations thereunder.

(b)	Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as the Unit Profits or Losses, as the case may be.

6.07.	Tax Allocations

Notwithstanding the allocations of Profits and Losses in this Agreement:

(a)	In the event that Code§ 704(c) is applicable to any transaction generating any such income, gain, loss and deduction, the same shall be allocated among the Members in accordance with the provisions of Code§ 704(c) and the Regulations thereunder, utilizing such method permitted under such Regulations as the Members may select; and

(b)	In the event the Gross Asset Value of any Company asset (as determined for calculating Profits and Losses) differs from its adjusted basis for federal income tax purposes, allocations of income, gain, loss and deduction for tax purposes with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code§ 704(c) and the Regulations thereunder.

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LIMITED LIABILITY COMPANY AGREEMENT

7.	Distributions

7.01.	General

(a)	Subject to Sections 7.01(b) and 7.02, the Board shall have sole discretion regarding the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including, but not limited to, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies).

(b)	Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate § 18-607 of the LLC Act or other Applicable Law.

7.02.	Priority of Distributions

Subject to the priority of Distributions pursuant to Section 13.02, if applicable, all Distributions determined to be made by the Board pursuant to Section 11.01 shall be made to the Members pro rata in proportion to their Financial Rights.

8.	Board of Directors

8.01.	Management by Board of Directors

Except to the extent otherwise provided in this Agreement, the business of the Company shall be managed by the Board of Directors, and no Member shall have any right or power to take part in the management or control of the Company or its business, except when such rights or powers are specifically delegated to such Members by the Board of Directors. The Board of Directors, as a whole, shall be considered the “manager” of the Company under §§ 18-401 to 18-407 of the LLC Act; provided, that the rights, responsibilities and liabilities of the Board of Directors as the “manager” shall be limited as expressly set forth in this Agreement. Except as such authority may be limited by this Agreement or nonwaivable provisions of the LLC Act, the Board of Directors shall have full and complete authority to manage the business of the Company, to make all decisions in connection therewith, and to perform all other acts customary or incident to the management of the Company’s business.

8.02.	Number and Term

The Board shall consist of two Directors, each of whom must be an individual. Each Director shall hold office until the next annual meeting of Members and until her or his successor is elected and qualified or until his earlier resignation or removal.

8.03.	Nomination of Directors

(a)	From and after the Effective Date, the Board consists of the following individuals:

(i)	Two individuals appointed by Radiopharm USA, who initially are Paul Hopper and Riccardo Canevari, and who shall serve as the two Directors elected by the Members pursuant to Section 2.04(a).

(b)	In the absence of any designation from the Persons or groups with the right to nominate a Director pursuant to Section 8.03(a), the Director previously nominated by that Person or group and then serving shall be reelected if still eligible to serve as provided in this Agreement.

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8.04.	Observer Rights

As long as the MDA Member (together with one or more of its Affiliates, excluding the Company) owns not less than [***] Units, the Company shall invite a representative of the MDA Member to attend all meetings of its Board of Directors in a nonvoting observer capacity (“Observer”) and, in this respect, shall give the Observer copies of all notices, minutes, consents, and other materials that it provides to the Directors, at the same time and in the same manner as provided to the Directors; provided, however, that the Observer shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude the Observer from any meeting or portion of a meeting if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or reasonably be expected to result in disclosure of trade secrets not otherwise known to the Observer or the MDA Member.

8.05.	Removal

(a)	Any Director may be removed without cause by, and only by, the affirmative vote of a Members holding a Majority of the then-outstanding Units, given either at a special meeting of Members duly called for that purpose or pursuant to a written consent of the Members.

(b)	Notwithstanding Section 8.05(a):

(i)	No Director elected pursuant to Section 8.03(a) may be removed from office unless (A) such removal is directed or approved by the affirmative vote of the Person or group entitled under Section 8.03(a) to nominate that Director or (B) the Person or group originally entitled to nominate the Director or occupy the Board seat pursuant to Section 8.03(a) is no longer so entitled to nominate the Director or occupy the Board seat; and

(ii)	Upon the request of a Person or group entitled to nominate a Director as provided in Section 8.03(a) to remove the Director, the Director shall be removed.

8.06.	Resignation

A Director may resign at any time by delivering written notice to the Company, the remaining Directors, or the Senior Officer. A resignation is effective when the notice is delivered, unless the notice specifies a later effective date.

8.07.	Vacancies

(a)	Except as otherwise provided in Sections 8.07(b) and 8.07(c), a vacancy in any Director position may be filled by a Majority vote of the Members entitled to vote therefor, by vote or written consent in lieu of a meeting; or by a majority vote of all the Directors remaining in office, even if less than a quorum.

(b)	Any vacancy created by the resignation, removal, or death of a Director elected pursuant to Section 8.03(a) shall be filled in accordance with the provisions of Sections 8.03(a) to 8.08.

(c)	If a Person or group entitled to nominate Director candidates pursuant to Section 8.03(a) fails to nominate any individual to fill a Director position for which the Person or group is entitled to make nominations, then any Director position not so filled shall remain vacant until such time as the Person or group entitled to nominate a Director to fill the seat pursuant to Section 8.03(a) elects a Director by vote or written consent in lieu of a meeting; and no such position may be filled other than in accordance with Sections 8.03(a) and 2.04.

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8.08.	Voting Agreement

(a)	Each Member entitled to vote in the election of Directors agrees to vote all Units he, she, or it owns at any time, in whatever manner as shall be necessary to ensure that at each annual or special meeting of Members at which an election of Directors is held or pursuant to any written consent of the Members the individuals nominated by the Members entitled to do so pursuant to Section 8.03(a), as applicable, are elected to the Board.

(b)	All Members agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of Members for the purpose of electing Directors.

(c)	Each Member entitled to vote in the election of Directors agrees to vote all Units he, she, or it owns at any time, in whatever manner as shall be necessary to ensure the removal of any Director that at each annual or special meeting of Members at which an election of Directors is held or pursuant to any written consent of the Members the individuals nominated by the Members entitled to do so pursuant to Section 8.03(a), as applicable, are elected to the Board.

8.09.	Compensation

Directors shall not be compensated for serving as Directors, but shall be entitled to reimbursement for any reasonable expenses incurred in attending meetings and otherwise carrying out their duties.

8.10.	Quorum and Voting

A quorum of the Directors consists of a majority of the Directors. If a quorum is present when a vote is taken, the affirmative vote of a majority of Directors present is the act of all Directors, unless the LLC Act, the Certificate, or this Agreement requires the vote of a greater number of Directors.

8.11.	Meetings

(a)	Regular meetings of the Board may be held with notice at such places, within or without the State of Delaware, on such dates and at such times as the Directors may determine from time to time, and not less than three times per 12-month period.

(b)	Special meetings of the Board may be called by the Senior Officer (if any) or any Director and shall be held at such places, within or without the State of Delaware, on such dates and at such times as may be stated in the notice of meeting.

(c)	Any or all Directors may participate in a regular or special meeting by conference telephone or any other means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by this means is deemed to be present in person at the meeting.

8.12.	Notices; Waiver

(a)	Special meetings of the Board must be preceded by at least one day’s Notice of the date, time and place of the meeting. The Notice shall describe the purpose of the meeting.

(b)	A Director may waive any Notice required to be given by the LLC Act, the Certificate, or this Agreement before or after the date and time stated in the Notice. The waiver must be in writing, signed by the Director entitled to the Notice and delivered to the Company and filed in the Company’s minutes or records, except that a Director’s attendance at or participation in a meeting may constitute a waiver of Notice under the LLC Act. Neither the business to be transacted at, nor the purpose of, any meeting of the Directors need be specified in any waiver of notice.

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LIMITED LIABILITY COMPANY AGREEMENT

8.13.	Action by Written Consent

Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, if all Directors consent to the taking of such action without a meeting by signing one or more written consents describing the action taken and indicating each Director’s vote or abstention on the action. The affirmative vote of the number of Directors that would be necessary to authorize or take action at a meeting is the act of the Board without a meeting. The written consent or consents shall be included in the minutes or filed with the Company’s records reflecting the action taken. Action taken by written consent is effective when the last Director signs the consent, unless the consent specifies a different effective date. Copy of any action taken by written consent shall be promptly delivered to the Observer.

8.14.	Chair

The Directors may appoint one of their number to serve as Chair, but shall be under no obligation to do so. The Chair, if one shall be elected, shall preside, when present, at any meeting of the Board or the Members. The Chair shall act in a general advisory capacity to the Senior Officer (if appointed), and, in the absence or disability of the Senior Officer, the Chair she may exercise all the powers of that officer. The Chair shall have such further powers and duties as may be conferred upon him or her by the Board.

8.15.	Committees

The Board, with the approval of a majority of all the Directors in office when the action is taken, may create one or more committees. A committee shall consist of one or more Directors who serve at the pleasure of the Board. Any such committee, to the extent specified by the Board, may exercise the authority of the Board in supervising the management of the business and affairs of the Company, except that a committee may not: (a) authorize distributions, except according to a formula or method prescribed by the Board; (b) approve or propose to Members action required by law to be approved by Members; (c) fill vacancies among the Directors or on any committee; (d) amend the Certificate or this Agreement; (e) approve a plan of merger not requiring Member approval; (f) authorize or approve reacquisition of Units, except according to a formula or method prescribed by the Board; or (g) authorize or approve the issuance or sale or contract for sale of Units, or the admission of new Members. The provisions of Sections 9.05 through 9.09 applicable to the Board shall also apply to committees. In addition, the Observer shall have all rights with respect to committees that it is granted pursuant to Section 8.04.

8.16.	Officers

(a)	Appointment; Term. The Board from time to time may appoint any Officers or assistant Officers for the Company, with any powers or duties that the Board deems necessary or desirable. Any number of offices may be held by the same person. The Officers need not be Directors or Members. Each Officer shall hold office (i) until her, his, or their successor shall have been duly elected and shall have qualified or (ii) until her, his, or their death or (iii) until he, she, or they shall resign or shall have been removed in the manner provided in Section 8.16(b).

(b)	Resignation or Removal; Vacancies. Any Officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified in it; if no time is specified, the resignation shall take effect at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective. Any Officer may be removed, for or without cause, at any time, by Board; but any removal is without prejudice to the contractual rights of the Officer, if any, with the Company. Any vacancy occurring in any office may be filled by the Board.

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LIMITED LIABILITY COMPANY AGREEMENT

9.	Taxes

9.01.	Partnership Representative

The Members designate the Board to appoint, from time to time, an Officer selected by the Board as the “partnership representative” of the Company pursuant to Section 6223 of the Code (the “Partnership Representative”).

9.02.	Methods of Accounting and Elections

The Board may select the method of accounting to be used by the Company and may approve the making of any tax elections for the Company allowed under the Code or the tax laws of any taxing jurisdiction. The Company may obtain accounting services to the extent reasonably necessary for the conduct of the Company’s business.

9.03.	Taxes of Taxing Jurisdictions

To the extent that the laws of any taxing jurisdiction so require, each Member will submit an agreement indicating that the Member will make timely income tax payments to the taxing jurisdiction and that the Member accepts personal jurisdiction of the taxing jurisdiction with regard to the collection of income taxes attributable to the Member’s income, and interest and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such taxing jurisdiction the amount of tax, penalties and interest determined under the laws of the taxing jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a Distribution for purposes of Section 7. The Members may, where permitted by the rules of any taxing jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the taxing jurisdiction, in which case the Company shall inform the Members of the amount of such tax, penalties and interest so paid.

10.	Property, Accounts and Records

10.01.	Property

Any and all Company property shall be held in the name of the Company.

10.02.	Bank Accounts

The Board, or the Officers to whom the Board may delegate such authority in accordance with Section 8.16 of this Agreement, may from time to time open bank accounts in the name of the Company.

10.03.	Records, Audits and Reports to be Maintained

The Company shall maintain the records and accounts of all operations and expenditures of the Company. The Company shall maintain the following records at the Company’s principal executive office:

(a)	A current list of the full name and last known business, residence or mailing address of each Member and Director;

(b)	A copy of the Certificate and all amendments thereto;

(c)	A copy of the effective Limited Liability Company Agreement of the Company and any agreements concerning Membership Interests;

(d)	Copies of the Company’s federal, state and local income tax returns and reports for the three most recent taxable years;

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LIMITED LIABILITY COMPANY AGREEMENT

(e)	Copies of any financial statements of the Company for the three most recent years and financial information sufficient to provide true and full information regarding the status of the business and financial condition of the Company;

(f)	Records of all proceedings of the Members;

(g)	Any written consents obtained from the Members;

(h)	A statement of all Capital Contributions accepted by the Company, the identity of contribution and the value of the contribution;

(i)	A copy of the Company’s most recent annual report delivered to the Secretary of State of Delaware; and

U)	Any other records and accounts as Members shall require the Company to maintain.

10.04.	Access to Records

The records required to be maintained by the Company in Section 10.03, and any other books and records of the Company, wherever situated, may be inspected and copied by, and at the expense of, any Member or the Member’s agent or attorney at any time during the Company’s regular business hours.

10.05.	Records of Membership Interest

The Company shall maintain a record of the Membership Interest held by each Member, as such Membership Interest shall be increased and decreased from time to time in accordance with this Agreement.

10.06.	Reports to Members

The Company shall furnish to each Member, for so long as such Member holds more than five percent (5%) of the Units of the Company, the following:

(a)	as soon as practicable, and in any event within 120 days after the end of each Fiscal Year, annual unaudited consolidated financial statements for such Fiscal Year, including a consolidated balance sheet as at the end of such year and consolidated statements of income and a statement of cash flows of the Company for such year, all prepared in accordance with GAAP; and

(b)	as soon as practicable, and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year of the Company, unaudited consolidated statements of income and cash flows for such fiscal quarter, and an unaudited consolidated balance sheet and statement of equity holders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

11.	Transfer of Membership Interests

11.01.	General Restrictions

No Unit now owned or subsequently acquired by any Member shall be Transferred, except for a Permitted Transfer or a Transfer in accordance with this Section 11. Every Transfer of a Unit shall be subject to the condition that the proposed Transferee, if not already bound by this Agreement, shall execute an agreement, in form and substance satisfactory to the Company, pursuant to which the Transferee shall agree that the Units Transferred to it shall be subject to the provisions of this Agreement and that the Transferee shall be bound hereby as if an original party hereto.

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LIMITED LIABILITY COMPANY AGREEMENT

11.02.	Encumbrances

A Member shall not Encumber any or all of his, her, or its Units in connection with any debt.

11.03.	Notice of Transfer Event

(a)	If any Subject Member has any information that reasonably would lead him, her, them, or it to expect that a Transfer Event is foreseeable, the Subject Member promptly shall Notify the Company and the other Members (a”Transfer Notice”), stating (i) the number of Units owned by the Subject Member that are to be Transferred; (ii) the name, address (both home and office), and business or occupation of the Transferee to whom such Units would be Transferred; (iii) the Offer Price, and (iv) any other facts that are or would reasonably be deemed material to the proposed Transfer. In the event of the death of a, his or her Personal Representative shall Notify Radiopharm USA. A Transfer Notice under this Section 11.03(a) is an irrevocable offer by the Subject Member to sell all, and not less than all, of the Units held by the Subject Member to Radiopharm USA and any Remaining Members at the Offer Price in accordance with this Section 11.

(b)	On the death of a Subject Member who is an individual, if he or she has not previously given a Transfer Notice under Section 11.03(a) with respect to any of his Units, then the deceased Subject Member’s Personal Representative must Notify the Company and Radiopharm USA. Notice under this Section 11.03(b) is an irrevocable offer by the deceased Subject Member’s Personal Representative to sell all, and not less than all, of the Subject Member’s Units to Radiopharm USA and any Remaining Members at the Offer Price in accordance with this Section 11.

(c)	Within five business days of receiving a Transfer Notice, the Company shall send a copy of the Transfer Notice to Radiopharm USA and each Remaining Member (if any).

11.04.	Right of First Refusal

(a)	Company Election. Within 21 days following the Company’s transmittal of a Transfer Notice under Section 11.03(c) (the “Company Election Period”), the Company shall Notify the Offering Member and any Remaining Members as to its election to purchase all, but not less than all, of the Offered Units (a “Company Election”) on and subject to the terms set forth in the Transfer Notice. A Company Election is an irrevocable commitment to purchase from the Offering Member all of the Offered Units at the Offer Price (as the same may be adjusted in accordance with Section 11.05).

(b)	Member Acceptances. If the Company does not deliver a Company Election within the Company Election Period, then each Remaining Member may Notify the Company and the Offering Member as to the number of Offered Units the Remaining Member is electing to purchase (such Notice, a “Member’s Acceptance;” and the Remaining Member delivering a Member’s Acceptance, an “Accepting Member”). To be valid, a Member’s Acceptance must be received by the Company within a period of 30 days beginning on the earliest to occur of (i) the expiration of the Company Election Period or (ii) the date that the Company Notifies the Remaining Members of its intent not to deliver a Company Election (the”Member Acceptance Period”). If the Company does not receive a Member’s Acceptance from some or all of the Remaining Members during the Member Acceptance Period, all Remaining Members who did not deliver a Member’s Acceptance shall be deemed to have declined to purchase any of the Offered Units. A Member’s Acceptance is an irrevocable commitment by the Accepting Member to purchase from the Offering Member the number of Offered Units stated in the Member’s Acceptance, subject to allocation of Offered Units among the Accepting Members and the Company as provided in Section 11.04(c).

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LIMITED LIABILITY COMPANY AGREEMENT

(c)	Allocation of Offered Units. If the Company does not purchase all of the Offered Units pursuant to Section 11.04(a) and the Company or one or more Accepting Members or both have elected to purchase a number of Offered Units which in the aggregate exceeds the total number of Offered Units, the Offered Units shall be allocated as follows:

(i)	Each Accepting Member shall be entitled to purchase the number of Offered Units set forth in its Member Acceptance; provided, that if one or more Accepting Members deliver valid Member Acceptances that in the aggregate provide for the purchase of more Offered Units than are available for purchase, then the of the Offered Units shall be allocated among the Accepting Members in proportion to all the Units held by the Accepting Members among whom the allocation is to be made; provided, however, that no Accepting Member shall be required or entitled to purchase a number of Offered Units greater than the number set forth in its Member Acceptance; and

(ii)	The Company shall be entitled to purchase any Offered Units not allocated to Accepting Members under Section 11.04(c)(i), up to the number of Offered Units stated in the Company Acceptance.

The Company promptly shall Notify each Accepting Member of the number of Units allocated, and the Company and each Accepting Member shall be obligated to purchase the Offered Units allocated to him, her or it at the Offer Price for such Units at the closing as set forth in Section 11.07.

(d)	Transfer to Third Party Transferees. If the Company and the Remaining Members do not elect to purchase all of the Offered Units available for purchase under this Section 11.04, the Offering Member (i) shall be under no obligation to sell any of the Offered Units to the Company or any Accepting Member, unless the Offering Member so accepts, but (ii) may complete Transfer of the Offered Units, within a period of 90 days from the end of the Member Acceptance Period, to one or more Transferees at a price per Unit not less than the price stated in the Transfer Notice and on such other terms and conditions as are no more favorable to the proposed Transferees than those specified in the Transfer Notice. If the Offering Member does not complete the sale of the Offered Units within the 90-day period, the provisions of this Section 11.04 again shall apply, and no Transfer of Units of the Subject Member shall be made otherwise than in accordance with the terms of this Section 11.

11.05.	Fair Market Value

Within 30 days after the Effective Date, the parties shall use good faith efforts to agree to a methodology for determining the Fair Market Value of the Company. If the parties are not able to agree on a methodology for determining the Fair Market Value of the Company within such 30-day period, MD Anderson shall have the right, but not the obligation, to terminate this Agreement upon written notice to the other parties.

11.06.	Governing Rights Suspended

Beginning on the date on which a Subject Member gives a Transfer Notice under Section 11.03(a), or the Personal Representative of a Subject Member gives a Notice under Section 11.03(b), all Governance Rights of the Offering Member will be suspended and will remain suspended until (a) the Offered Units are Transferred to a Transferee in accordance with Section 11.04(d), (b) a closing of the sale of the Offered Units to the Company and or the Affected Members pursuant to Section 11.07, or (c) the proposed Transfer is abandoned or not completed by the Subject Member within the 90-day period required by Section 11.04(d).

11.07.	Closing

(a)	Closing Date. The closing of purchases of Offered Units by the Company or the Accepting Members, as the case may be, pursuant to this Section 11 shall take place within 30 days after the expiration of the Member Acceptance Period, at 10:00 AM. local time at the principal office of the Company, or at such other date, time or place as the parties to the sale may agree.

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LIMITED LIABILITY COMPANY AGREEMENT

(b)	Closing Deliveries; Manner of Payment. At the closing:

(i)	The Offering Member shall deliver such documentation as any Accepting Member reasonably shall require to effect the Transfer of the Offered Units, duly endorsed, free and clear of all Encumbrances; provided that, with respect to the MDA Member, such documentation shall be subject in all respects to the terms of the SLA.

(ii)	The Company and each Accepting Member shall pay the Offer Price for the Offered Units in cash via wire transfer.

From and after the closing, the Offering Member shall cease to be a Member under this Agreement, and the Board shall revise, or shall delegate an Officer to revise, Schedule A to this Agreement to reflect the sale of the Offered Units by the Offering Member and the purchase of the Offered Units by Radiopharm USA and any Accepting Member.

(c)	Escrow Requirement. If the Offering Member does not deliver the required documentation at the closing, then:

(i)	The Company and/or any Accepting Member shall deposit the Offer Price with a Third Party national banking institution escrow agent of the Company’s choosing (the “Escrow Agenf’); and

(ii)	The Company shall adjust its transfer books to reflect that the Offered Units have been Transferred.

11.08.	Assignment

Any Accepting Member may require or permit any of their respective Subsidiaries or Affiliates to purchase Units that they otherwise would be required or permitted to purchase under this Section 11; and performance of such rights or obligations under this Section 11 by such Subsidiary or Affiliate will be treated as performance by the Accepting Member for all purposes.

11.09.	Registration of Transfers

The Company is required register any Transfer of any Units pursuant to this Section 11 in its records and to issue the applicable certificates to any Transferee.

11.10.	Consent to Certain Company Actions

Each Member agrees to vote (directly or by proxy), in favor of the Company’s purchase of any Units pursuant to this Section 11 and in favor of any amendment to the Certificate or this Agreement, reduction of the Company’s capital, reappraisal of its assets, or any other action required to permit the Company to buy any Units.

12.	Drag-Along and Tag-Along Rights

12.01.	Actions to be Taken

In the event of any Qualified Sale, then each Member hereby agrees:

(a)	If the transaction requires Member approval, to vote (in person, by proxy or by action by written consent, as applicable) all Units that the Member owns or over which the Member otherwise exercises voting power (i) in favor of, and adopt, the Qualified Sale, together with any related amendment to the Certificate or this Agreement required to implement the Qualified Sale, and (ii) in opposition to any other proposal that reasonably could be expected to delay or impair the ability of the Company to consummate the Qualified Sale;

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LIMITED LIABILITY COMPANY AGREEMENT

(b)	If the transaction is a Transfer of Units, to Transfer the same proportion of Units beneficially held by the Member as are being sold by the Selling Members to the Acquiring Person and, except as permitted in Section 12.02 of this Agreement, on the same terms and conditions as the Selling Members;

(c)	To execute and deliver all related documentation and take such other action in support of the Qualified Sale as shall reasonably be requested by the Company or the Selling Members in order to carry out the terms and provisions of this Section 12, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, Unit certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents; provided, however, that the MDA Member shall not be required to execute or deliver any instrument contrary to the terms set forth in (or, in the alternative, all parties thereto shall execute a copy of,), and all such instruments shall be subject in all respects to the terms of the SLA;

(d)	Not to deposit any Units owned by the Member in a voting trust or subject any Units to any arrangement or agreement with respect to the voting of such Units, except (i) as otherwise required by this Agreement, or (ii) if approved as a Transfer under Section 11 of this Agreement, or (iii) if specifically requested to do so by the Acquirer in connection with the Qualified Sale; and

(e)	To refrain from exercising any dissenters’ rights or rights of appraisal under the Delaware Act or other applicable Law at any time with respect to the Qualified Sale.

12.02.	Exceptions

Notwithstanding the foregoing, a Member will not be required to comply with Section 12.01 of this Agreement in connection with any proposed Qualified Sale (the “Proposed Sale”) unless:

(a)	Any representations and warranties to be made by such Member in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to the Units, including representations and warranties that (i) the Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Member in connection with the Proposed Sale have been duly authorized, if applicable, (iii) the documents to be entered into by the Member have been duly executed by the Member and delivered to the Acquiring Person and are enforceable against the Member in accordance with their respective terms, and (iv) neither the execution and delivery of documents to be entered into in connection with the Proposed Sale, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement, Law or judgment, order or decree of any Governmental Authority;

(b)	The Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members);

(c)	The liability for indemnification, if any, of the Member in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members), and is pro rata in proportion to the amount of consideration to be paid to the Member in connection with such Proposed Sale (in accordance with the provisions of the Certificate of Incorporation);

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LIMITED LIABILITY COMPANY AGREEMENT

(d)	Liability shall be limited to the Member’s pro rata share (determined in proportion to the proceeds to be received by the Member in connection with such Proposed Sale) of a negotiated aggregate indemnification amount that applies equally to all Members but that in no event exceeds the amount of consideration actually paid to the Member in connection with the Proposed Sale, except with respect to claims related to fraud by the Member, the liability for which need not be limited as to the Member; and

(e)	Except as provided in Section 12.03:

(i)	Upon the consummation of the Proposed Sale, each Member will receive the same form of consideration for their Units and the same amount of consideration per Unit; and

(ii)	Subject to Section 12.02(e)(i), if any Members are given an option as to the form and amount of consideration to be received in the Proposed Sale, all Members will be given the same option, without regard to the Units held by the Member.

12.03.	Securities Compliance

If the consideration to be paid in exchange for the Units pursuant to this Section 12 includes any securities and due receipt of the securities by a Member would require, under applicable Law, (i) the registration or qualification of the securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Rule 501(a) under the Securities Act, the Company may cause to be paid to the Member, in lieu of the securities which such Member would otherwise receive in exchange for Units, an amount in cash equal to the fair value of the consideration securities as of the date of the issuance of the securities, against surrender of the Units which otherwise would have been sold by the Member.

12.04.	Tag Along Rights

(a)	Participation Right. Following (and subject to) compliance with the provisions of Sections 11 and 12.01, in the event that any Member desires to execute a Transfer Event described in paragraph (eeee)(i) of Schedule A (any such transaction subject to this Section 12.04, a “Tag-Along Sale”), the Member(s) desiring to effect such Tag-Along Sale (the”Selling Unitholders”) shall give, at least 30 days prior to any such Tag-Along Sale, Notice specifying in reasonable detail the identity of the prospective Transferee(s), the number of Units to be Transferred and the material terms and conditions of the Transfer (the “Tag-Along Sale Notice”) to the Company, and the Company shall promptly forward the Tag-Along Sale Notice to each Member that is not a Selling Unitholder (the “Tag-Along Rights Holders”). The Tag-Along Rights Holders may irrevocably elect to participate in such Tag-Along Sale by giving written notice of such irrevocable election to the Company within 10 days after delivery of the Tag-Along Sale Notice (such Members delivering such notice of election in accordance with this Section 12.04, collectively, the “Electing Unitholders”), and the Company shall promptly (and in any event no later than 3 days after receipt) deliver such elections to the Selling Unitholder; provided, however, that no Electing Unitholder shall be entitled to transfer unvested Units pursuant to this Section 12.04. Each Selling Unitholder and Electing Unitholder shall be permitted to Transfer in such Tag-Along Sale up to the number of Units (collectively, the “Tag-Along Units”) equal to the aggregate number of Units to be Transferred in such Tag-Along Sale (as specified in the Tag-Along Sale Notice) multiplied by a fraction, the numerator of which is the aggregate number of Units held by such Selling Unitholder or Electing Unitholder, as applicable, and the denominator of which is the total number of Units then outstanding. In the event an Electing Unitholder elects to sell in any such Tag-Along Sale a lesser number of Tag-Along Units than such Electing Unitholder is entitled to sell hereunder, the Selling Unitholder shall have the right to sell an additional number of Tag-Along Units in such Tag-Along Sale equal to the number that such Electing Unitholder has elected not to sell. Each Selling Unitholder and Electing Unitholder shall Transfer its Membership Interests on the same terms and conditions; provided, however, that each Tag-Along Unit shall receive a price per Tag-Along Unit equal to the amount that such Tag-Along Unit would receive pursuant to Section 7.02 assuming for this purpose that the only Membership Interests outstanding are the Tag-Along Units held by the Selling Unitholders and the Electing Unitholders and that the aggregate consideration paid in respect of such Tag-Along Units is distributed pursuant to Section 7.02. If the Tag-Along Rights Holders have not elected to participate in the contemplated Transfer (through Notice to such effect or expiration of the 10-day period after delivery of the Tag-Along Sale Notice), then the Selling Unitholders may Transfer the Units specified in the Tag-Along Sale Notice at a price and on other material terms no more favorable in the aggregate to the Transferor(s) thereof than specified in the Tag-Along Sale Notice during the 180-day period beginning with the delivery of the Tag-Along Sale Notice. Any Selling Unitholder’s Units not Transferred during such 180-day period shall be subject to the provisions of this Section 12.04 upon any subsequent Transfer Event.

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LIMITED LIABILITY COMPANY AGREEMENT

(b)	Participation Procedure; Conditions.

(i)	With respect to any Tag-Along Sale, the Selling Unitholder shall use commercially reasonable efforts to obtain the agreement of the Transferee to the participation of the Electing Unitholders in such contemplated Tag-Along Sale, and the Selling Unitholder shall not Transfer any of its Membership Interests to any prospective Transferee pursuant to such Tag-Along Sale if such prospective Transferee(s) declines to allow the participation of the Electing Unitholders on the terms provided herein, unless in connection with such Tag-Along Sale, the Selling Unitholder purchases the number and class of Membership Interests from each Electing Unitholder which such Electing Unitholder would have been entitled to sell pursuant to Section 12.04(a) at the same price and on the same terms and conditions on which such Membership Interests were sold to the Transferee(s).

(ii)	Each Electing Unitholder Transferring Membership Interests pursuant to a Tag-Along Sale shall pay and assume its share (based upon the relative proceeds to be received by such Electing Unitholder in such Tag-Along Sale) of (A) the expenses incurred by the Selling Unitholders in connection with such Transfer, (B) indemnification obligations, (C) escrows, holdbacks and similar arrangements to support indemnification obligations and adjustments to purchase price, in each of the cases of clauses (A), (B) and (C) on a several (and not joint and several) basis, other than any such obligations that relate specifically to a particular Unitholder, such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder’s title to and ownership of Membership Interests); provided, however, that, except in the event of fraud by such Electing Unitholder, the liability of an Electing Unitholder in connection with any Tag-Along Sale shall not exceed the lesser of (x) such Electing Unitholder’s pro rata share of all liabilities for the representations, warranties and other obligations incurred in connection with such Tag-Along Sale (except for liabilities for representations, warranties and other obligations made by or related solely to such Electing Unitholder, which liabilities shall be several) and (y) the aggregate proceeds received by such Unitholder in such Tag-Along Sale.

(iii)	With respect to the MDA Member, any documentation with respect to a Tag-Along Sale shall be subject in all respects to the terms of the SLA.

13.	Termination, Liquidation and Winding Up

13.01.	Termination and Winding Up of the Company

(a)	The Company will terminate upon the first to occur of the following:

(i)	The determination of the Board to dissolve the Company;

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LIMITED LIABILITY COMPANY AGREEMENT

(ii)	An election to dissolve the Company made by holders of a Majority of the Units;

(iii)	The sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company; or

(iv)	The entry of a decree of judicial dissolution under§ 18-802 of the LLC Act.

(b)	As soon as possible following the occurrence of any event of termination specified in Section 13.01(a), the Company shall execute and file a statement of intent to dissolve in such form as shall be prescribed by the Secretary of State of Delaware or which otherwise complies with the LLC Act. Upon the filing with of such statement of intent to dissolve with the Secretary of State of Delaware, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its affairs, but its separate existence shall continue until a Certificate of Dissolution has been filed with the Secretary of State of Delaware or until a decree dissolving the Company has been entered by a court of competent jurisdiction. The filing of the statement of intent to dissolve shall not affect the limited liability of the Members.

(c)	This Agreement shall terminate upon the purchase by one Member of the Membership Interests of all other Members pursuant to any provision of this Agreement.

13.02.	Method of Distribution Upon Winding Up

Upon termination of the Company pursuant to Section 13.01, the assets of the Company and the proceeds of any liquidation are to be applied and distributed in the following manner and order of priority:

(a)	to the payment and discharge of all of the Company’s debts and liabilities and the expenses of liquidation and dissolution, accrued but unpaid;

(b)	to the payment of any loans or advances made by the Members to the Company;

(c)	to the setting up of any reserves reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(d)	to the Members in the manner described in Section 7 of this Agreement.

13.03.	Orderly Liquidation

A reasonable time must be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.

14.	Governing Law, Jurisdiction, and Remedies

14.01.	Governing Law

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that Texas substantive law (without regard to any choice of law doctrines) shall govern in all events (a) the MDA Member’s rights of sovereign immunity, (b) any limitations on the extent of any indemnity provisions that purport to apply to the MDA Member, (c) the MDA Member’s governmental authority, (d) provisions herein specifically applying, or calling for the application of, Texas law and (e) the treatment of information in the MDA Member’s possession under the TPIA. NOTWITHSTANDING THE FOREGOING, THE EXCLUSIVE JURISDICTION AND VENUE FOR ALL SUITS, PROCEEDINGS, ACTIONS, OR DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE STATE DISTRICT COURTS OF HARRIS COUNTY, TEXAS, in each case located in the City of Houston and Harris County, and each party irrevocably submits to the maximum extent permitted by Law, to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

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LIMITED LIABILITY COMPANY AGREEMENT

14.02.	Application of the LLC Act

It is the intent of the Members that the provisions of the LLC Act shall apply to govern the relations of the Company and the Members, unless this Agreement expressly addresses the subject matter of such provision of the LLC Act, and in such case, such provision of the LLC Act shall have no effect. The Members intend that this Agreement shall be the sole source of the relationship among the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the LLC Act, this Agreement shall govern, even when inconsistent with, or different from, the provisions of the LLC Act or any other Law. To the extent any provision of this Agreement is prohibited or ineffective under the LLC Act, this Agreement shall be amended without further action of any party to the smallest degree possible in order to make such provision effective under the LLC Act. If the LLC Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

14.03.	Injunctive Relief

It is acknowledged that it may be impossible to measure in money the damages that would be suffered if the Members shall fail to comply with the obligations imposed on them by this Agreement and that in the event of such failure, an aggrieved Person, including the Company, may be irreparably damaged and may not have an adequate remedy at law. Any such Person shall, therefore, be entitled to seek injunctive relief and/or specific performance to enforce such obligations.

15.	Notices

15.01.	Valid Notice

To be valid and effective, any Notice under this Agreement must be given: (a) by hand, in which case the Notice will be effective on the date of actual receipt; (b) by overnight delivery service, in which case the Notice will be effective on the Business Day after delivery to the carrier; or (c) by first-class registered or certified mail, postage prepaid, return receipt requested, in which case the Notice will be effective on the third Business Day after mailing. If notice is provided in more than one format required or permitted by this Section 15.01, then the Notice is effective on the first effective date to occur as specified by clause (a), (b) or (c) of this Section 15.01, as applicable.

15.02.	Company’s Address for Notice

All Notices to the Company must be addressed to the Company at the following address:

Radiopharm Ventures, LLC	With a copy to:
Attention: CEO	Morehous Legal Group, PLLC
c/o Radiopharm Theranostics (USA), Inc.	Attention: David L. Morehous
118 N. Peters Road, #251	308 N. Peters Road, Suite 201
Knoxville, TN 37923	Knoxville, TN 37922
email: dmorehous@morehouslegal.com
email: rc@radiopharmtheranostics.com

The Company may change its address for Notice by giving valid Notice to the Members in accordance with this Section 15.

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LIMITED LIABILITY COMPANY AGREEMENT

15.03.	Members’ Addresses for Notice

All Notices to any Member must be addressed to the Member at the address set forth in Schedule B to this Agreement. Any Member may change his, her, or its address for Notice by giving valid Notice to the Company in accordance with this Section 15.

16.	General Provisions

16.01.	Rules of Construction & Interpretation

(a)	Except where the context expressly requires otherwise, (i) the use of the singular includes the plural (and vice versa), (ii) the use of a pronoun of any gender is applicable to all genders, (iii) the words “include”,“includes” and “including” are understood to be followed by the phrase “without limitation”, (iv) all references in this Agreement to Sections, Schedules, and Exhibits are understood to refer to Sections of and Schedules and Exhibits to this Agreement; (v) references to this Agreement include all Schedules and Exhibits to it; and (vi) the headings preceding the text of the Sections of this Agreement and of the Schedules and Exhibits to it are solely for the convenience of reference and are not intended to affect the interpretation of any provision.

(b)	Except as otherwise specified, a reference to any Law refers to the Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and to any rules and regulations promulgated under the Law; and a reference to any section or other provision of any Law refers to that provision of the Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of the referenced section or other provision.

(c)	The phrase “nonwaivable provisions of the LLC Act”, and similar phrases, mean that a statutory arrangement required by the LLC Act may not be changed pursuant to a limited liability company or similar agreement.

(d)	In computing a period of time from a specified date to a later specified date, the word “from” means “from but excluding” and the words “to” and “untif’ each means “to and including.”

(e)	All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles of the United States, consistently applied throughout the period(s) in question (“GAAP’).

(f)	The language used in this Agreement is the language chosen by the Company and the Members to express their mutual intent, and no rule of strict construction shall be applied against the Company or against any Member.

16.02.	Entire Agreement

This Agreement contains the entire agreement among the Members with respect to the ownership of Units and governance of the Company and supersedes all prior written agreements and negotiations and oral understandings, if any, with respect to the same subject matter. For the avoidance of doubt, this Agreement does not supersede the Technology Commercialization Agreement or any Sponsored Research Agreement entered into by the Company and MD Anderson as contemplated by the Technology Commercialization Agreement.

16.03.	Heirs, Successors and Assigns

Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

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LIMITED LIABILITY COMPANY AGREEMENT

16.04.	Amendment; Waiver

(a)	This Agreement may be modified as provided in this Section 16.04, as the same may from time to time be amended. No Member shall have any vested rights in this Agreement which may not be modified through an amendment thereto.

(b)	This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Members. No failure on the part of the Company or any Member to exercise and no unreasonable delay by the Company or any Member in exercising any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any right by the Company or any Member exclude any other or future exercise of such right or the exercise of any other right of the Company or such Member hereunder.

16.05.	Creditors

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or of any Member.

16.06.	Invalidity of Provision

The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

16.07.	Confidentiality

(a)	For purposes of this Agreement, “Confidential Information” means all information in connection with the business of the Disclosing Party that is not generally known to the public, including confidential or proprietary business strategies and procedures, the terms and structure of the Company, and information regarding future business plans and financial data, and confidential or proprietary processes, formulae, data, know-how, improvements, inventions, chemical or biological materials, chemical structures, techniques, marketing plans, strategies, customer lists or other information that has been created, discovered or developed by the Company or a Member, or has otherwise become known to the Company or a Member, or to which rights have been assigned to the Company or a Member, as well as any other information and materials that are deemed confidential or proprietary to or by the Company or a Member (including all information and materials of the Company’s or a Member’s customers and any other third party and their consultants), in each case, that are disclosed by the Company or a Member (the “Disclosing Party”) or its Representatives to another Member or the Company, as applicable (the “Receiving Party”) or its Representatives, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Person in oral, written, graphic or electronic form. “Confidential Information” shall not include information that (i) was or becomes generally available to the public through no action of the Receiving Party in violation of this Section 16.07; (ii) was or is subsequently obtained by the Receiving Party or any of its Representatives on a non-confidential basis from a Third Party not known by the Receiving Party or its Representatives to be bound by an obligation of confidentiality to the Disclosing Party with respect to such information; or (iii) was or is independently developed by or for the Receiving Party without use of the Confidential Information.

(b)	The Company and each Member, as a potential Receiving Party agrees (i) to keep confidential and not to disclose to any third Person or use for its own benefit, without the consent of the Disclosing Party, the Confidential Information of the Disclosing Party, except for the disclosures expressly permitted by this Agreement; and (ii) to maintain in confidence such Confidential Information using not less than the efforts the Receiving Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value, but in no event less than reasonable efforts.

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LIMITED LIABILITY COMPANY AGREEMENT

(c)	The Company and each Member acknowledge that the MDA Member and its Affiliates strictly adhere to all statutes, court decisions and the opinions of the Texas Attorney General with respect to disclosure of public information under the Texas Public Information Act, Chapter 552, Texas Government Code (the “TPIA”). The Company and each Member acknowledge that (i) certain information regarding the Company may be required to be disclosed to the public upon receipt of a valid request therefor under Section 552.0225 of the TPIA; and (ii) any such disclosure of information made pursuant to such valid request may be made without regard to, and will not be deemed to be a breach of, any provision of this Section 16.07.

(d)	Each Receiving Party recognizes and agrees that nothing contained in this Agreement shall be construed as granting any rights, by license or otherwise, in or to any Confidential Information disclosed pursuant to this Agreement or in or to any intellectual property rights therein.

(e)	The Company and each Member hereby acknowledge that the unauthorized disclosure, use or disposition of Confidential Information could cause irreparable harm and significant injury to the Disclosing Party which would be difficult to ascertain. Accordingly, the Company and the Members agree that with respect to the Confidential Information, the Disclosing Party shall have the right to seek, without the requirement of posting a bond or other security and without proof of actual damages, an immediate injunction in the event of any breach of the obligations set forth in this Section 16.07, in addition to any other remedies that may be available to the Disclosing Party at law or in equity. In the event of an action to enforce the provisions of this Section 16.07, if the Disclosing Party prevails, it shall be entitled, in addition to any other relief granted, to recover from the breaching party the reasonable costs and expenses of such enforcement, including reasonable attorneys’ fees, subject to applicable law.

16.08.	Texas State Agency

THE MDA MEMBER IS AN AGENCY OF THE STATE OF TEXAS. THE MDA MEMBER IS SUBJECT TO THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS IMBUED WITH ONLY THE AUTHORITY AND SUCH POWERS AS HAVE BEEN CONFERRED BY THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS AND UNDER THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS POSSESSES CERTAIN RIGHTS AND PRIVILEGES, IS SUBJECT TO CERTAIN LIMITATIONS AND RESTRICTIONS, AND ONLY HAS SUCH AUTHORITY AS IS GRANTED UNDER THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS. THE PARTIES ARE AWARE THERE ARE CONSTITUTIONAL AND STATUTORY LIMITATIONS ON THE AUTHORITY OF THE MDA MEMBER (A STATE AGENCY) TO ENTER INTO CERTAIN TERMS AND CONDITIONS THAT MAY BE PART OF THIS AGREEMENT, INCLUDING TERMS AND CONDITIONS RELATING TO PECUNIARY OBLIGATIONS OF THE MDA MEMBER AND LIENS ON THE MDA MEMBER’S PROPERTY; DISCLAIMERS AND LIMITATIONS OF WARRANTIES; DISCLAIMERS AND LIMITATIONS OF LIABILITY FOR DAMAGES; WAIVERS, DISCLAIMERS AND LIMITATIONS OF LEGAL RIGHTS, REMEDIES, REQUIREMENTS AND PROCESSES; LIMITATIONS OF PERIODS TO BRING LEGAL ACTION; GRANTING CONTROL OF LITIGATION OR SETTLEMENT TO ANOTHER PARTY; LIABILITY FOR ACTS OR OMISSIONS OF THIRD PARTIES; PAYMENT OF ATTORNEYS’ FEES; DISPUTE RESOLUTION; INDEMNITIES AND INDEMNIFICATION; AND CONFIDENTIALITY, AND TERMS AND CONDITIONS RELATED TO LIMITATIONS WILL NOT BE BINDING ON THE MDA MEMBER EXCEPT TO THE EXTENT AUTHORIZED BY THE LAWS AND CONSTITUTION OF THE STATE OF TEXAS. NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY, NOTHING IN THIS AGREEMENT IS INTENDED TO BE, NOR WILL IT BE CONSTRUED TO BE, A WAIVER OF THE SOVEREIGN IMMUNITY OF THE MDA MEMBER OR THE STATE OF TEXAS OR A PROSPECTIVE WAIVER OR RESTRICTION OF ANY OF THE RIGHTS, REMEDIES, CLAIMS, AND PRIVILEGES OF THE MDA MEMBER OR THE STATE OF TEXAS. MOREOVER, NOTWITHSTANDING THE GENERALITY OR SPECIFICITY OF ANY PROVISION OF THIS AGREEMENT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, THE PROVISIONS OF THIS AGREEMENT AS THEY PERTAIN TO THE MDA MEMBER ARE ENFORCEABLE ONLY TO THE EXTENT AUTHORIZED BY THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS. EACH OF THE MEMBERS AND THE COMPANY ACKNOWLEDGES AND AGREES THAT THE MDA MEMBER IS NOT REQUIRED TO PERFORM ANY ACT THAT THE MDA MEMBER IS NOT AUTHORIZED TO PERFORM, OR THAT WOULD VIOLATE ANY APPLICABLE LAW OR TO REFRAIN FROM ANY ACT THAT WOULD VIOLATE ANY APPLICABLE LAW, INCLUDING THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS.

16.09.	Counterparts

This Assignment may be executed in two or more counterparts in the English language; each counterpart is an original of this Assignment, and all counterparts constitute a single Agreement. In case of any conflict between the English version and any translated version of this Assignment, the English version will govern. Facsimile or PDF copies of signatures will be treated as original signatures for all purposes. The parties agree that, in order to fulfill the written form requirement of this Assignment, eSignatures of duly authorized representatives of the parties may be used as alternative to handwritten signatures on a hardcopy to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

*           Signatures begin on following page          *

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LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURES OF THE COMPANY AND THE MEMBERS

IN WITNESS WHEREOF, the undersigned Company and the undersigned Members have executed this Agreement as of the Effective Date.

Company:

Radiopharm Ventures, LLC a Delaware limited liability company

By:	/s/ Riccardo Canevari
Name:	Riccardo Canevari
Title:	CEO & Managing Director
9/13/2022

Members:

Radiopharm USA:

Radiopharm Theranostics (USA), Inc., a
Nevada corporation

/s/ Riccardo Canevari
Name:	Riccardo Canevari
Title:	CEO & Managing Director

MD Anderson:

The Board of Regents of the University of Texas System, On Behalf of The University of Texas M.d. Anderson Cancer Center

By:	/s/ Omer Sultan
Name:	Omer Sultan
Title:	SVP, CFO

Signature Page

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LIMITED LIABILITY COMPANY AGREEMENT

\READ AND APPROVED:

By:	/s/ Ferran Prat
Name:	Ferran Prat, Ph.D., J.D.
Its:	Senior Vice President, Research Administration and Industry Relations

Signature Page

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LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE A

Definitions

Whenever used in this Agreement, the following terms have the following meanings:

(b)	“Accepting Member” is defined in Section 11.04(b).

(c)	“Adjusted Capital Account Deficif’ means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)	Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Regulations§§ 1.704-2(g)(1) and 1.704- 2(i)(5); and

(ii)	Debit to such Capital Account the items described in Regulations§§ 1.704-1(b)(2)(ii)(d)(4), (5), (6).

This definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Regulations§ 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently with it.

(d)	“Affiliate” means, with respect to a Party, a Person that controls, is controlled by, or is under common control with the Party; where the term “controf’ means the ownership, directly or indirectly, of 50% or more of the capital stock or other interests in the Person, or any other right or power, whether by contract or otherwise, to direct the business and affairs of the Person.

(e)	“Agreemenf’ is defined in the preamble to this Agreement.

(f)	“Bankruptcy Evenf’ means, with respect to any Person: (i) the making of an assignment for the benefit of creditors; (ii) the filing of a voluntary petition in bankruptcy; (iii) the adjudication of bankruptcy or insolvency, or the entry of an order for relief, in any bankruptcy or insolvency proceeding; (iv) the filing of a petition or answer seeking for the Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Person in any proceeding of a nature described in clauses (i)-(iv) above; (vi) seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of his or her properties; or (vii) the passage of (A) 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulations, if the proceeding has not been dismissed, or (B) 90 days after the appointment without the Person’s consent or acquiescence of a trustee, receiver or liquidator of the Person or of all or any substantial part of the Person’s properties, if the appointment is not vacated or stayed, or (C) 90 days after the expiration of any stay described in clause (vii)(B) above, if the appointment is not vacated.

(g)	“Board’ means the Board of Directors of the Company, appointed in accordance with Section 8.

(h)	“Certificate” means the Certificate of Formation of the Company, as filed with the Secretary of State of Delaware on July 11, 2022 and as the same may be amended from time to time in accordance with this Agreement and the LLC Act.

Radiopharm Ventures, LLC	A-1

LIMITED LIABILITY COMPANY AGREEMENT

(i)	“Change of Controf’ means, with respect to a Member that is an Entity:

(i)	any merger, reorganization, consolidation or combination in which the Member is not the surviving Entity; or

(ii)	any “person” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), excluding the Member and its Affiliates, is or becomes the beneficial owner, directly or indirectly, of securities of the Member representing 50% or more of either (A) the then-outstanding shares of common stock (or equivalent voting interests) of the Member or its parent Entity, or (B) the combined voting power of the Member’s then-outstanding voting securities; or

(iii)	if individuals who as of the Effective Date constitute the Governing Body of the Member or its parent Entity (the “Incumbent Board’) cease for any reason to constitute at least a majority of such Governing Body; provided, however, that any individual becoming a member of the Governing Body subsequent to the Effective Date whose election, or nomination for election by the shareholders or members of the Member, was approved by a vote of at least a majority of the individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of members of the Governing Body or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iv)	approval by the shareholders or members of the Member of a complete liquidation or the complete dissolution of the Member.

U)	“Code” means the Internal Revenue Code of 1986.

(k)	“Company’’ is defined in the preamble to this Agreement.

(I)	“Company Election” is defined in Section 11.04.

(m)	“Company Election Period” is defined in Section 11.04.

(n)	“Company Minimum Gain,” “Member Minimum Gain,” “Member Nonrecourse Debt,” and “Member Nonrecourse Deductions” have the meanings ascribed to the terms “partnership minimum gain,” “partner,” “minimum gain,” “partner nonrecourse debt,” and “partner nonrecourse deductions,” respectively, in the Regulations.

(o)	“Confidential Information” is defined in Section 16.07(a).

(p)	“Director” means any member of the Board selected by the Members in accordance with Sections 8.02 and 8.03.

(q)	“Disability’’ of a Member has the meaning set forth in any effective written contract of engagement entered into between the Company and the Member; or, if none, then “Disability” means the Member’s incapacity due to physical or mental illness that (i) prevents the Member from performing his or her duties to the Company on a full-time basis, as admitted by the Member to the Company in writing; (ii) has been determined by a competent Governmental Authority to require the appointment of a Personal Representative for the Member; (iii) has prevented the Member from performing his or her duties for the Company on a full-time basis for 120 or more consecutive days or an aggregate of 185 days in any 365-day period; or (iv) (A) the Board has determined, in compliance with applicable Law, is likely to prevent the Member from performing his or her duties for the period of time described in clause (iii) of this Section (s) and (B) 30 days have elapsed since the Board’s determination has been delivered to the Member and the Member has not resumed the performance of his or her duties (in which case the date of the Disability pursuant to this clause (iv) will be the last day of the 30-day period).

Radiopharm Ventures, LLC	A-2	SCHEDULE A

LIMITED LIABILITY COMPANY AGREEMENT

(r)	“Disclosing Pa,ty” is defined in Section 16.07(a).

(s)	“Distribution” means a transfer of cash or property made by the Company to a Member on account of such Member’s Financial Rights.

(t)	“Effective Date” is defined in the preamble to this Agreement.

(u)	“Electing Unitholders” is defined in Section 12.04(a).

(v)	“Encumber” means to pledge, hypothecate, or otherwise secure any type of debt or obligation with a Membership Interest in any manner whatsoever, whether such debt is incurred voluntarily or involuntarily; and “Encumbrance” means any type of security or surety interest created as a result of such pledge, hypothecation or other security.

(w)	“Entity” means any corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, including any Governmental Authority.

(x)	“Equity Plan” is defined in Section 2.04(b)(ix).

(y)	“Escrow Agenf’ is defined in Section 11.07(c)(i).

(z)	“eSignature” means a signature that consists of one or more letters, characters, numbers, or other symbols in digital form incorporated in, attached to, or associated with an electronic document, that (i) is unique to the person executing the signature; (ii) the technology or process used to make the signature is under the sole control of the person making the signature; (iii) the technology or process can be used to identify the person using the technology or process; and (iv) the electronic signature can be linked with an electronic document in such a way that it can be used to determine whether the electronic document has been changed since the electronic signature was incorporated in, attached to or associated with the electronic document.

(aa)	“Fair Market Value” of any Unit means, as of any date of determination, the fair market value of the Units as of such date as determined by the parties to this Agreement, taking into account such factors as the Board deems appropriate, including (i) the earnings and other financial information of the Company (and its Subsidiaries, if any) for such time period as the Board deems is appropriate, (ii) the potential value of the Company and any Subsidiaries taken as a whole, (iii) the prospects of the Company and any Subsidiaries and the industries in which it or they compete, (iv) the general condition of the securities markets and the fair market value of securities of privately held companies engaged in businesses similar to the Company and any Subsidiaries; but not taking into account the fact that such Units represent a minority interest.

(bb)	“Financial Rights” means a Member’s rights to the Company’s Profits, Losses, and Distributions of the Company’s property, as determined by the number of Units issued to the Member in accordance with Section 2 of this Agreement and the LLC Act, but does not include any Governance Rights.

(cc)	“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case the Fiscal Year shall be the period that conforms to its taxable year.

(dd)	“GAAP’ is defined in Section 16.01(e)

Radiopharm Ventures, LLC	A-3	SCHEDULE A

LIMITED LIABILITY COMPANY AGREEMENT

(ee)	“Governance Rights” means all of a Member’s rights as a Member in the Company other than Financial Rights, including (i) the right of the Member to participate in the management and operation of the business and affairs of the Company and (ii) the right to vote on, consent to or otherwise participate in any decision, vote or action of or by the Members granted pursuant to this Agreement and the LLC Act, all as determined by the number of Units issued to the Member in accordance with Section 2 of this Agreement and the LLC Act.

(ff)	“Governing Body’’ means, with respect to any Entity, the Board of Directors of the Entity or the equivalent body under applicable Law.

(gg)	“Governmental Authority’’ means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi governmental powers); (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (v) official of any of the foregoing.

(hh)	“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)	The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as of the following times: (A) the acquisition of an additional Membership Interest by an new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest; or (C) the liquidation of the Company within the meaning of Regulations § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) or (B) above shall be made only if the Members reasonably determine that any such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(ii)	The Gross Asset Values of any Company asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Code § 734(b) or Code § 743(b), but only to the extent that such adjustment is taken into account in determining Capital Accounts pursuant to Regulations § 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (hh)(ii) to the extent that the Members determine that an adjustment pursuant to paragraph (hh)(i) is necessary or appropriate in connection with a transaction that otherwise would result in an adjustment pursuant to this paragraph (hh)(ii).

(ii)	“Incumbent Board” is defined in paragraph (i)(iii) of this Schedule A

(jj)	“Joint Owner” means an individual who, together with one or more other individuals, jointly owns any Membership Interest or Units, whether as joint tenants (with or without right of survivorship) or as tenants in common.

(kk)	“Law’’ means any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

(ll)	“LLC Acf’ means Delaware Limited Liability Company Act, 6 DEL. CODE§§ 18-101 et seq.

(mm)	“Majority’’ means the affirmative vote of Members holding more than 50% of the outstanding Units, or such smaller group of Members as the context requires.

Radiopharm Ventures, LLC	A-4	SCHEDULE A

LIMITED LIABILITY COMPANY AGREEMENT

(nn)	“MO Anderson” means The University of Texas M. D. Anderson Cancer Center, a member institution of The University of Texas System.

(oo)	“MDA Member” means The Board of Regents of The University of Texas System, on behalf of MD Anderson.

(pp)	“MOA Voting Member” means the MDA Member, and any other Person (i) to whom the MDA Member has made a Permitted Transfer described in paragraph (ccc)(vi) of this Schedule A and (ii) who has become a Member, or otherwise is entitled to exercise Governance Rights with respect to one or more Units, in accordance with this Agreement.

(qq)	“Member” means any one of the Persons identified on Schedule B attached to this Agreement, and any additional member or successor-in-interest admitted to the Company in accordance with the terms of this Agreement.

(rr)	“Member Acceptance Period” is defined in Section 11.04(b).

(ss)	“Member’s Acceptance” is defined in Section 11.04(b).

(tt)	“Membership lnteresf’ means a Member’s entire interest in the Company, including the Member’s Financial Rights and the Member’s Governance Rights, as determined in accordance with Section 2 of this Agreement and the LLC Act.

(uu)	“Nonrecourse Deductions” has the meaning set forth in Regulations§ 1.704-2(b)(1).

(vv)	“Nonrecourse Liability’’ has the meaning set forth in Regulations § 1.704-2(b)(3) and § 1.752-1(a)(2).

(ww)	“Notice” means written notice in the English language given in a manner permitted or required by Section 15.01 and within any time limit required by Applicable Law or by an applicable provision of this Agreement; and “Notify’’ means to give Notice.

(xx)	“Offer Price” means (i) with respect to Units to be Transferred in a Transfer Event that is not a Trigger Event, the consideration proposed to be paid by the Transferee; or (ii) with respect to Units to be Transferred as a result of a Trigger Event, the Fair Market Value of the Offered Units.

(yy)	“Offered Units” means all of the Units held by an Offering Member.

(zz)	“Offering Member” means a Subject Member who experiences a Transfer Event with respect to one or more Units owned by the Subject Member.

(aaa)	“Officer” means an individual elected, appointed, or otherwise designated as an officer of the Company pursuant to Section 8.16 of this Agreement.

(bbb)	“Partnership Representative” is defined in Section 9.01.

(ccc)	“Permitted Transfer” means:

(i)	If the Member is an individual:

(A)	The disposition to the Member of the community property interest of his or her spouse in all or any part of the Units held by the Member, upon the death of his or her spouse;

(B)	The disposition to the Member of the community property interest of his or her spouse in all or any part of the Units held by the Member, in connection with the termination of the marital relationship between the Member and his or her spouse; or

(C)	The gift of Units by a Member to his or her spouse (other than in connection with a divorce proceeding), great-grandparents, or any lineal descendant of his or her great-grandparents, or the spouse of any such lineal descendant, or a trust solely for the benefit of any such individuals;

Radiopharm Ventures, LLC	A-5	SCHEDULE A

LIMITED LIABILITY COMPANY AGREEMENT

(ii)	Where Units are held by Joint Owners, the disposition upon the death of a Joint Owner of the ownership interest of the deceased Joint Owner to the other Joint Owners;

(iii)	The distribution by any Person to whom the MDA Member has made a Permitted Transfer of Units under paragraph (ccc)(vi) below of all of its Units to its shareholders, members, partners, or other Persons in connection with the complete liquidation and dissolution of the Person, but only on the condition that the distribution must occur at least one year after the latest of (A) the Effective Date, (B) the date on which the MDA Member made the Permitted Transfer of Units to the other Person, or (C) the most recent date on which any shareholder, member, or partner of the Person to whom Units are to be distributed first became a shareholder, member, or partner of the Person, as applicable;

(iv)	The grant by a Subject Member of an Encumbrance on all or any part of its Units, if approved by the Company in writing; provided, that

(A)	The execution on the Encumbrance by the secured party is a Transfer Event, not a Permitted Transfer, and

(B)	The secured party with respect to the Encumbrance shall not be considered a Transferee of the Units for any purpose under this Agreement unless and until the secured party executes on the Encumbrance;

(v)	The Transfer of any Units by Radiopharm USA to any Subsidiary or Affiliate of Radiopharm;

(vi)	The Transfer of any Units by the MDA Member to any Subsidiary or Affiliate of the MDA Member;

(vii)	The distribution by Radiopharm USA (or by any Person to whom Radiopharm USA has made a Permitted Transfer of Units under paragraph (ccc)(v) above) of all of its Units to its shareholders in connection with the complete liquidation and dissolution of Radiopharm USA or the other Person, but only on the condition that the distribution must occur at least one year after the latest of (A) the Effective Date, (B) the date on which Radiopharm USA made the Permitted Transfer of Units to the other Person, or (C) the most recent date on which any shareholder of Radiopharm USA or the other Person to whom Units are to be distributed first became a member of Radiopharm USA or the other Person, as applicable; or

(viii)	The Transfer of Units by any Member in connection with a Qualified Sale.

(ddd)	“Person” means any individual, Entity, or Governmental Authority.

(eee)	“Personal Representative” means a conservator, guardian, trustee, or other fiduciary representative appointed for an individual under a Disability, or an administrator, conservator, executor, trustee, or other fiduciary representative appointed for the estate of a deceased individual.

(fff)	“Proceeding” means any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals.

Radiopharm Ventures, LLC	A-6	SCHEDULE A

LIMITED LIABILITY COMPANY AGREEMENT

(ggg)	“Profif’ and “Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or other period, determined in accordance with Code§ 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)	Any income or loss that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this paragraph (ggg) shall be added to such taxable income or loss.

(ii)	Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulations § 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss pursuant to this paragraph (ggg) shall be subtracted from such taxable income or loss.

(iii)	At any time the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (hh)(i) of this Schedule A, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss.

(iv)	Notwithstanding any other provision of this paragraph (ggg), any items which are specially allocated pursuant to Sections 6.03 or 6.05 of this Agreement shall not be taken into account in computing Profit or Loss.

The computation of Profit and Loss (and of all items of income, gain, loss and deduction included therein) shall be made by the Company and, as to those items described in Code§ 704(b)(1)(B) or § 704(b)(2)(B), without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalizable for federal income tax purposes.

(hhh)	“Proposed Safe” is defined in Section 12.02.

(iii)	“Qualified Sale” means a Sale of the Company that has been approved by the Board and by the MDA Voting Members under Section 2.04(b).

(jjj)	“Radiopharm” means Radiopharm Theranostics Limited, incorporated under the Laws of the Commonwealth of Australia.

(kkk)	“Radiopharm USA” means Radiopharm Theranostics (USA), Inc., a Nevada corporation and a wholly owned subsidiary of Radiopharm.

(lll)	“Receiving Party” is defined in Section 16.07(a).

(mmm)	“Regulations” means the Income Tax Regulations, including temporary regulations, promulgated under the Code.

(nnn)	“Regulatory Allocations” is defined in Section 6.05.

(ooo)	“Remaining Member” means, with respect to any Transfer Event, any Member other than the Offering Member.

(ppp)	“Responsible Person” means an individual who is a Director, Officer, employee, or agent of the Company, or is or was serving at the request of the Company as a member, governor, Director, director, officer, partner, employee or agent of another Entity, including an employee benefit plan.

Radiopharm Ventures, LLC	A-7	SCHEDULE A

LIMITED LIABILITY COMPANY AGREEMENT

(qqq)	“Sale of the Company’’ is defined in 2.04(b)(viii).

(rrr)	“Securities Acf’ means the Securities Act of 1933.

(sss)	“Selling Unitholders” is defined in Section 12.04(a).

(ttt)	“Senior Officer” is defined in Section 4.01(b)

(uuu)	“SLA” means that certain State Law Addendum, dated as of the Effective Date, between the Company, Radiopharm and the MDA Member.

(vvv)	“Subject Member” means any Member holding Units and intending to Transfer some or all of its Units pursuant to Section 11.

(www)	“Subsidiary’’ means any Entity, a majority of the outstanding shares, units, membership interests, or other equity interests having the power to vote for directors or comparable managers of which are owned by another Entity.

(xxx)	“Tag-Along Rights Holders” is defined in Section 12.04(a).

(yyy)	“Tag-Along Sale” is defined in Section 12.04(a).

(zzz)	“Tag-Along Sale Notice” is defined in Section 12.04(a).

(aaaa)	“Tag-Along Units” is defined in Section 12.04(a).

(bbbb)	“Technology Commercialization Agreemenf’ is defined in Recital B.

(cccc)	“TPIA” is defined in Section 16.07(c).

(dddd)	“Transfer” means any sale, transfer, gift, assignment, distribution, Encumbrance, or other disposition, including any transfer of bankruptcy assets pursuant to the U.S. Bankruptcy Code.

(eeee)	“Transfer Evenf’ means the occurrence of any of the following:

(i)	Any attempted Transfer of a Unit by or on behalf of a Subject Member, other than a Permitted Transfer,;_Q_[

(ii)	Any Trigger Event.

(ffff)	“Transfer Notice” is defined in Section 11.03(a); for the avoidance of doubt, the term “Transfer Notice” also includes (i) a Personal Representative’s Notice of a Subject Member’s death pursuant to Section 11.03(b), if no other Transfer Notice has been given under Section 11.03(a); or (ii) the date on which a Transfer Event occurs, if no Notice of the Transfer Event is given under Section 11.03(a) or Section 11.03(b).

(gggg)	“Trigger Evenf’ means the occurrence of any of the following with respect to any Unit held by a Subject Member, except to the extent that the same transaction is a Permitted Transfer:

(i)	If a Subject Member is an individual, the death of the Subject Member;

(ii)	A Change in Control of a Subject Member;

(iii)	Any Transfer of any Unit owned by a Subject Member made on account of a court order or otherwise by operation of law, including any Transfer incident to any divorce or marital property settlement or pursuant to applicable community property, quasi-community property or similar Law;

(iv)	Any Transfer of a Unit owned by a Subject Member in connection with the execution by a secured party on a Unit which previously has been Encumbered as permitted by paragraph (ccc)(iv) of this Schedule A;

(v)	The occurrence of a Bankruptcy Event with respect to a Subject Member.

(hhhh)	“Units” is defined in Section 2.01.

Radiopharm Ventures, LLC	A-8	SCHEDULE A

LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE B

Members and Membership Interests
effective as of September 9, 2022

Member	Contact Information	Capital Contribution	Membership Interest:
Radiopharm Theranostics (USA), Inc.	118 N. Peters Road, #251 Knoxville, TN 37923 email: rc@radiopharmtheranostics.com	Up to $ [***]	510 Units
With a copy to:
Morehous Legal Group, PLL Attention: David L. Morehous 308 N. Peters Road, Suite 201 Knoxville, TN 37922
email: dmorehous@morehouslegal.com
The University of Texas M.D. Anderson Cancer Center	If by mail: Strategic Industry Ventures/ Office of Technology Commercialization Unit 1669 P.O. Box 301407 Houston, TX 77230-1407	Execution of the Technology Commercialization Agreement	490 Units
If by courier:
Strategic Industry Ventures/ Office of Technology Commercialization 1MC9.2128 7007 Bertner Avenue Houston, TX 77030-3907
Contact phone number for use by courier: (713) 745-9602

Radiopharm Ventures, LLC	B-1